Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $4.57 AND INCREASES THE QUARTERLY DIVIDEND TO $0.60 PER COMMON SHARE

NEW YORK, October 16, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.39 billion and net earnings of $2.24 billion for the third quarter ended September 30, 2014. Diluted earnings per common share were $4.57 compared with $2.88 for the third quarter of 2013 and $4.10 for the second quarter of 2014. Annualized return on average common shareholders’ equity (ROE) (1) was 11.8% for the third quarter of 2014 and 11.2% for the first nine months of 2014.

Highlights

•

Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2) The firm also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (2)

•	Assets under supervision increased to a record $1.15 trillion, with net inflows during the quarter of $20 billion, including $13 billion in long-term assets under supervision.

•	Book value per common share and tangible book value per common share (3) both increased approximately 2% during the quarter to $161.38 and $151.70, respectively.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $180 billion (5) as of September 30, 2014. In addition, the firm’s Common Equity Tier 1 ratio (6) was 11.8% (5) as of September 30, 2014, under the Basel III Advanced approach.

•	On October 15, 2014, the firm increased its quarterly dividend to $0.60 per common share.

“The combination of improving economic conditions in the U.S. and a strong global franchise continued to drive client activity across our diverse set of businesses,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “While conditions and sentiment can shift quickly, the strength of our transaction backlog indicates our clients’ desire to pursue and execute their strategic plans for growth.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.46 billion for the third quarter of 2014, 26% higher than the third quarter of 2013 and 18% lower than the second quarter of 2014. Net revenues in Financial Advisory were $594 million, 40% higher than the third quarter of 2013, reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $870 million, 17% higher than the third quarter of 2013, due to significantly higher net revenues in equity underwriting, principally from initial public offerings. This increase was partially offset by slightly lower net revenues in debt underwriting. The firm’s investment banking transaction backlog increased compared with the end of the second quarter of 2014 and increased significantly compared with the end of 2013. (7)

Institutional Client Services

Net revenues in Institutional Client Services were $3.77 billion for the third quarter of 2014, 32% higher than the third quarter of 2013 and 2% lower than the second quarter of 2014.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.17 billion, including a gain of $157 million related to the extinguishment of certain of the firm’s junior subordinated debt, and were 74% higher than a challenging third quarter of 2013. Excluding this gain, the increase in net revenues in Fixed Income, Currency and Commodities Client Execution was due to significantly higher net revenues in currencies, as well as in commodities, interest rate products and mortgages, partially offset by significantly lower net revenues in credit products. During the quarter, Fixed Income, Currency and Commodities Client Execution continued to operate in an environment characterized by generally low levels of activity, although during the latter part of the quarter, market-making conditions were generally more favorable.

Net revenues in Equities were $1.60 billion, including a gain of $113 million related to the extinguishment of certain of the firm’s junior subordinated debt ($28 million and $85 million included in equities client execution and securities services, respectively), and were essentially unchanged compared with the third quarter of 2013. Excluding this gain, net revenues in equities client execution were lower, reflecting a decrease in cash products, and securities services net revenues were essentially unchanged. Commissions and fees were slightly higher compared with the third quarter of 2013. During the quarter, Equities operated in an environment characterized by continued low volatility levels and generally lower market volumes in the United States and Europe compared with the second quarter of 2014.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $66 million ($37 million and $29 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2014, compared with a net loss of $72 million ($47 million and $25 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2013.

Investing & Lending

Net revenues in Investing & Lending were $1.69 billion for the third quarter of 2014, 15% higher than the third quarter of 2013 and 18% lower than the second quarter of 2014. Results for the third quarter of 2014 included net gains of $876 million from investments in equities, primarily reflecting net gains from company-specific events in private equities and net gains in public equities. In addition, Investing & Lending net revenues included net gains and net interest income of $606 million from debt securities and loans, and other net revenues of $210 million related to the firm’s consolidated investments.

Investment Management

Net revenues in Investment Management were $1.46 billion for the third quarter of 2014, 20% higher than the third quarter of 2013 and essentially unchanged compared with the second quarter of 2014. The increase in net revenues compared with the third quarter of 2013 was primarily due to higher management and other fees, reflecting higher average assets under supervision. In addition, incentive fees and transaction revenues were higher. During the quarter, total assets under supervision (8) increased $8 billion to $1.15 trillion. Long-term assets under supervision (8) increased $1 billion, including net inflows of $13 billion, largely offset by net market depreciation of $12 billion, both primarily in equity and fixed income assets. In addition, liquidity products (8) increased $7 billion.

Expenses

Operating expenses were $5.08 billion, 12% higher than the third quarter of 2013 and 19% lower than the second quarter of 2014.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $2.80 billion for the third quarter of 2014, 18% higher than the third quarter of 2013, reflecting an increase in net revenues. The ratio of compensation and benefits to net revenues for the first nine months of 2014 was 40.0%, compared with 43.0% for the first half of 2014 and 41.0% for the first nine months of 2013. Total staff increased 3% during the third quarter of 2014.

Non-Compensation Expenses

Non-compensation expenses were $2.28 billion, 5% higher than the third quarter of 2013 and 4% lower than the second quarter of 2014. The increase compared with the third quarter of 2013 primarily reflected higher brokerage, clearing, exchange and distribution fees, an increase in depreciation and amortization expenses due to higher impairment charges, and an increase in other expenses reflecting higher net provisions for litigation and regulatory proceedings.

Net provisions for litigation and regulatory proceedings for the third quarter of 2014 were $194 million compared with $142 million for the third quarter of 2013.

Provision for Taxes

The effective income tax rate for the first nine months of 2014 was 31.0%, up from 30.3% for the first half of 2014, primarily due to a decrease in the impact of permanent benefits.

Capital

As of September 30, 2014, total capital was $247.58 billion, consisting of $82.28 billion in total shareholders’ equity (common shareholders’ equity of $73.08 billion and preferred stock of $9.20 billion) and $165.30 billion in unsecured long-term borrowings. Book value per common share was $161.38 and tangible book value per common share (3) was $151.70, both approximately 2% higher compared with the end of the second quarter of 2014. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 452.8 million as of September 30, 2014.

On October 15, 2014, the Board of Directors of The Goldman Sachs Group, Inc. increased the firm’s quarterly dividend to $0.60 per common share from $0.55 per common share. The dividend will be paid on December 30, 2014 to common shareholders of record on December 2, 2014.

During the quarter, the firm repurchased 7.1 million shares of its common stock at an average cost per share of $176.00, for a total cost of $1.25 billion. The remaining share authorization under the firm’s existing repurchase program is 32.0 million shares. (9)

The firm’s Common Equity Tier 1 ratio (6) was 11.8% (5) as of September 30, 2014, up from 11.4% as of June 30, 2014, in each case under the Basel III Advanced approach reflecting the applicable transitional provisions.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $869 billion (5) as of September 30, 2014, compared with $860 billion as of June 30, 2014.

•

The firm’s global core excess liquidity (GCE) (4) was $180 billion (5) as of September 30, 2014 and averaged $183 billion (5) for the third quarter of 2014, compared with an average of $173 billion for the second quarter of 2014.

•	Level 3 assets were $41 billion (5) as of September 30, 2014, compared with $40 billion as of June 30, 2014, and represented 4.7% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 22368541 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended				% Change From
	September 30, 2014	June 30, 2014		September 30, 2013	June 30, 2014	September 30, 2013
Investment Banking
Financial Advisory	$594	$506		$423	17%	40%

Equity underwriting	426	545		276	(22)	54
Debt underwriting	444	730		467	(39)	(5)

Total Underwriting	870	1,275		743	(32)	17

Total Investment Banking	1,464	1,781		1,166	(18)	26

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,170	2,223		1,247	(2)	74

Equities client execution	429	483		549	(11)	(22)
Commissions and fees	745	751		727	(1)	2
Securities services	428	373		340	15	26

Total Equities	1,602	1,607		1,616	—	(1)

Total Institutional Client Services	3,772	3,830		2,863	(2)	32

Investing & Lending
Equity securities	876	1,253		938	(30)	(7)
Debt securities and loans	606	604		300	—	102
Other	210	215		237	(2)	(11)

Total Investing & Lending	1,692	2,072		1,475	(18)	15

Investment Management
Management and other fees	1,214	1,203		1,085	1	12
Incentive fees	133	139		71	(4)	87
Transaction revenues	112	100		62	12	81

Total Investment Management	1,459	1,442		1,218	1	20

Total net revenues	$8,387	$9,125		$6,722	(8)	25

	Nine Months Ended			% Change From
	September 30, 2014	September 30, 2013		September 30, 2013
Investment Banking
Financial Advisory	$1,782	$1,393		28%

Equity underwriting	1,408	1,037		36
Debt underwriting	1,834	1,856		(1)

Total Underwriting	3,242	2,893		12

Total Investment Banking	5,024	4,286		17

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	7,243	6,927		5

Equities client execution	1,328	1,996	(10)	(33)
Commissions and fees	2,324	2,356		(1)
Securities services	1,153	1,036		11

Total Equities	4,805	5,388		(11)

Total Institutional Client Services	12,048	12,315		(2)

Investing & Lending
Equity securities	2,831	2,527		12
Debt securities and loans	1,807	1,524		19
Other	655	907		(28)

Total Investing & Lending	5,293	4,958		7

Investment Management
Management and other fees	3,569	3,243		10
Incentive fees	576	329		75
Transaction revenues	330	293		13

Total Investment Management	4,475	3,865		16

Total net revenues	$26,840	$25,424		6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	September 30, 2014	June 30, 2014	September 30, 2013	June 30, 2014	September 30, 2013
Revenues
Investment banking	$1,464	$1,781	$1,166	(18)%	26%
Investment management	1,386	1,378	1,153	1	20
Commissions and fees	783	786	765	—	2
Market making	2,087	2,185	1,364	(4)	53
Other principal transactions	1,618	1,995	1,434	(19)	13

Total non-interest revenues	7,338	8,125	5,882	(10)	25

Interest income	2,297	2,579	2,398	(11)	(4)
Interest expense	1,248	1,579	1,558	(21)	(20)

Net interest income	1,049	1,000	840	5	25

Net revenues, including net interest income	8,387	9,125	6,722	(8)	25

Operating expenses
Compensation and benefits	2,801	3,924	2,382	(29)	18

Brokerage, clearing, exchange and distribution fees	624	613	573	2	9
Market development	129	141	117	(9)	10
Communications and technology	190	186	202	2	(6)
Depreciation and amortization	301	294	280	2	8
Occupancy	212	205	205	3	3
Professional fees	220	224	211	(2)	4
Other expenses	605	717	585	(16)	3

Total non-compensation expenses	2,281	2,380	2,173	(4)	5

Total operating expenses	5,082	6,304	4,555	(19)	12

Pre-tax earnings	3,305	2,821	2,167	17	53
Provision for taxes	1,064	784	650	36	64

Net earnings	2,241	2,037	1,517	10	48

Preferred stock dividends	98	84	88	17	11

Net earnings applicable to common shareholders	$2,143	$1,953	$1,429	10	50

Earnings per common share
Basic (11)	$4.69	$4.21	$3.07	11%	53%
Diluted	4.57	4.10	2.88	11	59

Average common shares outstanding
Basic	455.5	461.7	463.4	(1)	(2)
Diluted	469.2	475.9	496.4	(1)	(5)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	33,500	32,400	32,600	3	3

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended		% Change From
	September 30, 2014	September 30, 2013	September 30, 2013
Revenues
Investment banking	$5,024	$4,286	17%
Investment management	4,262	3,670	16
Commissions and fees	2,441	2,467	(1)
Market making	6,911	7,493	(8)
Other principal transactions	5,116	4,917	4

Total non-interest revenues	23,754	22,833	4

Interest income	7,470	7,669	(3)
Interest expense	4,384	5,078	(14)

Net interest income	3,086	2,591	19

Net revenues, including net interest income	26,840	25,424	6

Operating expenses
Compensation and benefits	10,736	10,424	3

Brokerage, clearing, exchange and distribution fees	1,832	1,747	5
Market development	408	398	3
Communications and technology	576	572	1
Depreciation and amortization	985	848	16
Occupancy	627	633	(1)
Professional fees	656	675	(3)
Insurance reserves	—	176	(100)
Other expenses	1,873	1,766	6

Total non-compensation expenses	6,957	6,815	2

Total operating expenses	17,693	17,239	3

Pre-tax earnings	9,147	8,185	12
Provision for taxes	2,836	2,477	14

Net earnings	6,311	5,708	11

Preferred stock dividends	266	230	16

Net earnings applicable to common shareholders	$6,045	$5,478	10

Earnings per common share
Basic (11)	$13.05	$11.55	13%
Diluted	12.69	10.89	17

Average common shares outstanding
Basic	461.8	472.7	(2)
Diluted	476.5	503.2	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

	Average Daily VaR (12) $ in millions

	Three Months Ended
	September 30, 2014	June 30, 2014		September 30, 2013
Risk Categories
Interest rates	$46	$58		$68
Equity prices	24	26		30
Currency rates	19	16		17
Commodity prices	20	21		17
Diversification effect (12)	(43)	(44)		(48)

Total	$66	$77		$84

	Assets Under Supervision (8) $ in billions

	As of				% Change From
	September 30, 2014	June 30, 2014		September 30, 2013	June 30, 2014	September 30, 2013
Assets under management	$1,008	$1,007		$878	—%	15%
Other client assets	142	135		113	5	26

Assets under supervision (AUS)	$1,150	$1,142		$991	1	16

Asset Class
Alternative investments	$146	$147		$144	(1)%	1%
Equity	232	231		190	—	22
Fixed income	517	516		429	—	21

Long-term AUS (8)	895	894		763	—	17

Liquidity products (8)	255	248		228	3	12

Total AUS	$1,150	$1,142		$991	1	16

	Three Months Ended
	September 30, 2014	June 30, 2014		September 30, 2013
Balance, beginning of period	$1,142	$1,083		$955

Net inflows / (outflows)
Alternative investments	—	—		—
Equity	7	—		4
Fixed income	6	21		12

Long-term AUS net inflows / (outflows)	13	21		16

Liquidity products	7	15		1

Total AUS net inflows / (outflows)	20	36	(13)	17

Net market appreciation / (depreciation)	(12)	23		19

Balance, end of period	$1,150	$1,142		$991

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014

Total shareholders’ equity	$81,602	$80,400
Preferred stock	(9,200)	(8,400)

Common shareholders’ equity	$72,402	$72,000

(2)	Thomson Reuters — January 1, 2014 through September 30, 2014.

(3)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	September 30, 2014

Total shareholders’ equity	$82,275
Preferred stock	(9,200)

Common shareholders’ equity	73,075
Goodwill and identifiable intangible assets	(4,386)

Tangible common shareholders’ equity	$68,689

(4)

For information about the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

(6)

The firm’s capital ratios are computed under the Federal Reserve Board’s Basel III Advanced approach. As of September 30, 2014, Common Equity Tier 1 was $68.94 billion and the firm’s risk-weighted assets under the Federal Reserve Board’s risk-based capital requirements were approximately $586 billion, both reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(7)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For information about the firm’s investment banking transaction backlog, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(8)

For information about assets under supervision, long-term assets under supervision and liquidity products, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(9)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(10)

Net revenues related to the Americas reinsurance business were $317 million for the nine months ended September 30, 2013. In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business.

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.02 and $0.01 for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively, and $0.04 for both the nine months ended September 30, 2014 and September 30, 2013.

(12)

For information about VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(13)

Net inflows in long-term assets under supervision include $11 billion of fixed income asset inflows for the three months ended June 30, 2014 in connection with the firm’s acquisition of Deutsche Asset & Wealth Management’s stable value business. Net inflows in liquidity products include $6 billion of inflows for the three months ended June 30, 2014 in connection with the firm’s acquisition of RBS Asset Management’s money market funds.